UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Alignment Healthcare, Inc.
(Name of registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.
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ALIGNMENT HEALTHCARE, INC.
May 12, 2026
SUPPLEMENT
RELATING TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To be held on June 4, 2026
On April 24, 2026, Alignment Healthcare, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) relating to its 2026 annual meeting of stockholders with the Securities and Exchange Commission. This supplement (this “Supplement”) is being filed to supplement and update certain information with respect to the Company’s leadership structure contained in the Proxy Statement and should be read in conjunction with the Proxy Statement. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement supersedes the information in the Proxy Statement.
On May 6, 2026, the Board of Directors (the “Board”) approved the following leadership changes designed to strengthen the organization as the Company continues to scale for long-term growth, each effective immediately:
The Board appointed John Kao, the Company’s Chief Executive Officer, to serve as Chair of the Board, succeeding Joseph Konowiecki in the role of Chair of the Board. Mr. Kao will continue to lead the company day to day as CEO, maintaining continuity of strategy and execution.
The Board appointed Mr. Konowiecki to serve as Vice Chair of the Board. Mr. Konowiecki was also appointed to serve as Executive Vice President – Corporate Affairs of the Company.
In addition, the Board approved the appointment of Shane Hochradel as Chief Operations Officer of the Company and Mark Kent as President – Management Services Organization.
Voting Matters
This Supplement does not change the proposals to be acted upon at the annual meeting, which are described in the Proxy Statement. If you have already submitted your proxy, you do not need to take any action. Information on how to vote your shares and how to change your vote or revoke your proxy is available in the Proxy Statement.
By Order of the Board of Directors,
Christopher Joyce
Chief Legal & Administrative Officer
May 12, 2026
Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting of Shareholders to be held on Thursday, June 4, 2026: our Proxy Statement and 2025 Annual Report are available free of charge on our Investor Relations website at ir.alignmenthealth.com.